Exhibit (a)(12)

Bristol-Myers Squibb Announces Expiration of the

Hart-Scott-Rodino Waiting Period for Acquisition of Inhibitex, Inc.

(NEW YORK, February 3, 2012) – Bristol-Myers Squibb Company (NYSE: BMY) announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (HSR) for its tender offer for Inhibitex, Inc. (NASDAQ: INHX) has expired.

Bristol-Myers Squibb initiated on January 13, 2012, through its wholly-owned subsidiary Inta Acquisition Corporation, a cash tender offer to purchase all outstanding shares of common stock of Inhibitex for $26.00 per share.

The expiration of the HSR waiting period satisfies one of the conditions to the tender offer, which will expire at 12:00 midnight (New York City time) on Friday, February 10, 2012, unless extended in accordance with the merger agreement and the applicable rules and regulations of the SEC. The tender offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the tender offer and not validly withdrawn prior to the expiration of the tender offer, a number of shares which, together with any shares then owned by Bristol-Myers Squibb and Inta Acquisition Corporation, represent a majority of the issued and outstanding shares plus all shares which Inhibitex, Inc. may be required to issue as of such date to holders of stock options or warrants.

MacKenzie Partners, Inc. is acting as information agent for Bristol-Myers Squibb. CitiGroup Global Markets Inc. is serving as financial advisor to Bristol-Myers Squibb in connection with the transactions and as the dealer-manager for the tender offer. Kirkland & Ellis LLP is acting as legal counsel to Bristol-Myers Squibb. Credit Suisse Securities (USA) is serving as financial advisor to Inhibitex in connection with the transactions and Inhibitex is represented by Dechert LLP.

Forward Looking Statements

This press release contains “forward-looking statements” relating to the acquisition of Inhibitex by Bristol-Myers Squibb and the discovery, development and commercialization of certain biological compounds. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the acquisition will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the acquisition will be realized. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2010, its Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Inhibitex. Bristol-Myers Squibb Company and Inta Acquisition Corporation have filed a tender offer statement with the SEC, and have mailed an offer to purchase, forms of letter or transmittal and related documents to Inhibitex shareholders. Inhibitex has filed with the SEC, and has mailed to Inhibitex shareholders a solicitation/recommendation statement on Schedule 14D-9. These documents contain important information about the tender offer and stockholders of Inhibitex are urged to read them carefully when they become available.

These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents (once they become available) may be obtained free of charge at www.bms.com or by directing a request to Bristol-Myers Squibb, Office of the Corporate Secretary, 345 Park Avenue, New York, New York 10154-0037. A copy of the tender offer statement and the solicitation/recommendation statement will be made available to all shareholders of Inhibitex free of charge at www.inhibitex.com or by contacting Inhibitex, Inc. at 9005 Westside Parkway, Alpharetta, Georgia 30009, Telephone Number (678) 746-1100.

In addition to the offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, Bristol-Myers Squibb and Inhibitex file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Bristol-Myers Squibb or Inhibitex at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Bristol-Myers Squibb’s and Inhibitex’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Contacts

Bristol-Myers Squibb

Media: Sonia Choi, 609-252-5132, sonia.choi@bms.com; Jennifer Fron Mauer, 609-252-6579, jennifer.mauer@bms.com

Investors: Teri Loxam, 609-252-3368, teri.loxam@bms.com; Timothy Power, 609-252-7509, timothy.power@bms.com

Inhibitex

Investors: The Trout Group, Lee M. Stern, CFA, 646-378-2922, lstern@troutgroup.com